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                               EXHIBIT 99.1


[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

April 20, 1998
For Immediate Release

Contacts:  Robert A. Keil, President of NCBE   (812) 464-9673


NATIONAL CITY BANCSHARES, INC. REPORTS RECORD FIRST QUARTER EARNINGS

EVANSVILLE, INDIANA -- National City Bancshares, Inc. (Nasdaq: NCBE), a multi-bank holding company headquartered in Evansville, Indiana, reported record first quarter basic earnings per share of $0.48 and record net income of $5.1 million. These results follow three consecutive years of consistent growth in net income and earnings per share.

First quarter basic earnings per share of $0.48 surpassed $0.44 for the first quarter 1997. Diluted earnings per share of $0.47 also exceeded the previous mark of $0.43 for the same period last year.

Net income for the three months ended March 31, 1998 was $5,113,000, a 9.4% improvement over net income of $4,673,000 for the first quarter last year. Net interest income and noninterest income continued to improve over the past year. At March 31, 1998, net interest income was reported at $13,903,000, compared to $12,528,000 for the first quarter 1997. Noninterest income was $2,714,000 for the quarter, compared to $2,534,000 for the first quarter of 1997.

Return on average equity was 14.05%, compared to 14.54% for the first quarter 1997. The decrease in return on equity was primarily due to the effect of a stock-based acquisition closed in the third quarter of 1997, which was accounted for as a purchase. Book value per share increased 14.0% to $13.93 at March 31, 1998, from $12.22 one year ago. Return on average assets remained high at 1.54%, which was slightly lower than 1.60% for the first quarter of 1997.

NCBE reported significant growth in loans, deposits, and total assets during the first quarter 1998, as loans and deposits surpassed the $1 billion mark. As of March 31, 1998, deposits were $1,158,847,000, loans were $1,040,608,000, and total assets were $1,496,226,000, representing increases of 22.3%, 23.5%, and 21.9%, respectively, over the first quarter last year.

During the quarter, NCBE completed the acquisitions of a branch in Mayfield, Kentucky, assuming $65.5 million in deposits, and Vernois Bancshares, Inc., a one-bank holding company for Bank of Illinois in Mt. Vernon. Bank of Illinois in Mt. Vernon had assets of $163 million and equity of $13 million at year-end. These transactions resulted in a decrease of NCBE's tangible equity to tangible asset ratio of 7.54%, compared to 9.80% a year ago. Also during the quarter, NCBE announced definitive agreements with Trigg Bancorp, Inc., a one-bank holding company for Trigg County Farmers Bank in Cadiz, Kentucky, and Community First Financial, Inc., the holding company for Community First Bank, N.A. in Maysville, Kentucky, and Community First Bank of Kentucky in Warsaw, Kentucky.
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On March 30, 1998, an affiliate of NCBE completed the public offering of
8.25% Cumulative Trust Preferred Securities with an aggregate public offering price of $34.5 million. NCBE used the net proceeds of the offering primarily to repay acquisition indebtedness. The securities will qualify as Tier 1 or core capital of NCBE for regulatory capital purposes.

The Annual Meeting of Shareholders will be held on Wednesday, May 20, 1998.

PROFILE OF NATIONAL CITY BANCSHARES, INC.

National City Bancshares, Inc., a $1.5 billion multi-bank holding company headquartered in Evansville, Indiana, operates thirteen financial institutions in forty-four locations in Indiana, Illinois, and Kentucky. NCBE has acquisitions pending with the following financial organizations:
Illinois One Bancorp, Inc., headquartered in Shawneetown, Illinois (announced during 1997); Trigg Bancorp., Inc., headquartered in Cadiz, Kentucky; and Community First Financial, Inc., headquartered in Maysville, Kentucky. If all pending acquisitions are closed, NCBE will have total assets of approximately $1.9 billion. NCBE's non-banking subsidiaries include NCBE Leasing Corp.
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                                  [NCBE logo]


                        NATIONAL CITY BANCSHARES, INC.
                             FINANCIAL HIGHLIGHTS


(Dollar Amounts Other Than Share Data in Thousands)

                                           Three Months Ended
                                                March 31
                                            1998      1997 (1)
                                         ----------  ----------

PER SHARE:

 Net Income - Basic                           $0.48       $0.44
 Net Income-Diluted                            0.47        0.43
 Dividends Declared (2)                        0.18        0.15 1/4
 Book Value                                   13.93       12.22
 Closing Stock Price                          40.50       30.71


FOR THE PERIOD:

 Net Interest Income                        $13,903     $12,528
 Provision for Loan Losses                      229         366
 Noninterest Income                           2,714       2,534
 Noninterest Expense                          8,994       7,900
 Net Income                                   5,113       4,673
 Dividends Declared (2)                       1,935       1,498


END OF PERIOD BALANCES:

 Total Assets                            $1,496,226  $1,227,643
 Total Loans                              1,040,608     842,499
 Allowance for Loan Losses                    8,979       7,485
 Deposits                                 1,158,847     947,488
 Shareholders' Equity                       149,763     129,800


AVERAGES:

 Total Assets                            $1,350,181  $1,181,538
 Loans, Net                                 941,687     803,622
 Deposits                                 1,062,982     927,528
 Shareholders' Equity                       147,658     121,336


WEIGHTED AVERAGE SHARES OUTSTANDING:

 Basic                                   10,744,301  10,684,348
 Diluted                                 10,893,547  10,803,886


SELECTED RATIOS:

 Return on Average Assets                      1.54%       1.60%
 Return on Average Equity                     14.05       14.54
 Net Interest Margin                           4.92        4.91
 Tangible Equity to Tangible Assets            7.54        9.80
 Equity Capital to Total Assets               10.01       10.57
 Allowance for loan losses as a
  percent of underperforming loans (3)       193.08      244.13
 Ratio of Market-to-Book Value               290.74      251.34
 Price Earnings Multiple                      21.09       17.45
 Cash Dividend Yield                           1.78        1.99



(1) Restated to reflect the merger, on a pooling-of-interest basis, with Fourth First Bancorp on December 31, 1997. The per share and weighted average shares outstanding have been restated to reflect a 5% stock dividend paid in December 1997.
(2)  As paid by National City Bancshares, Inc.
(3) Underperforming loans consist of nonaccrual loans, restructured loans, and loans 90 days past due.



                             Nasdaq Symbol:  NCBE


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